Exhibit 99.1

Monaco Coach Letterhead

FOR IMMEDIATE RELEASE:  July 28, 2004

FOR MORE INFORMATION CONTACT:

Marty Daley – Chief Financial Officer

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS SECOND QUARTER PROFITS ON
RECORD REVENUES AND RECORD UNIT SALES

Unit sales up 40% over the first six months of 2003; first six-month revenue up 31%

COBURG, Oregon – July 28, 2004 – Monaco Coach Corporation (NYSE: MNC) today reported earnings per share of 40 cents, on record revenue of $357.8 million for its second quarter ended July 3, 2004. This compares to earnings per share of 2 cents on revenue of $268.5 million for the second quarter of 2003. Net income for the second quarter of 2004 was $11.9 million. Operating income for the second quarter of 2004 was $18.9 million. Second quarter 2004 motorhome sales totaled 2,125 units and second quarter towable recreational vehicles totaled 1,222 units for a total of 3,347 units sold during the quarter, also a company record.

For the six months ended July 3, 2004, earnings per share were 80 cents on revenue of $712.8 million. This compares to earnings per share of 17 cents on revenue of $542.2 million for the six months ended June 28, 2003.  Net income for the six months ended July 3, 2004 was $23.9 million, compared to net income of $4.9 million for the six months ended June 28, 2003.  Operating income for the six months ending July 3, 2004 was $38.6 million, compared to operating income of $9.7 million for the six months ended June 28, 2003.  Unit sales of Monaco Coach Corporation products for the six months ended July 3, 2004 totaled 6,483 units, compared to 4,627 units for the first six months of 2003.  Six-month 2004 motorhome sales totaled 4,267 units and six-month towable recreational vehicles totaled 2,216 units.

“We are very pleased to report record revenue and unit sales for the second straight quarter,” stated Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson. “We were encouraged by a very successful dealer meeting, which resulted in record ordering for our new models.  The meeting also strengthened the relationships we have with our dealer partners.  This positive response to our line-up of products has led to a backlog which stands in excess of $300 million.”

Monaco Coach Corporation President John Nepute added, “Our modest price increases in the second quarter tempered the higher costs of commodity materials used to manufacture our products which had increased during the first quarter.  However, these improvements in our gross margins were offset by higher sales incentives that were used to move 2004 model year product. Since we were successful in moving virtually all of our 2004 products, we expect to reduce the amount of incentives offered, and as a result, improve gross margins.”

Monaco Coach Corporation Vice President and Chief Financial Officer Marty Daley stated, “We expect continuing demand for Monaco products to maintain our third quarter revenues at approximately $350 - $360 million. This sales level, given our current production mix, and considering some competitive pressures in certain market segments, should allow for third quarter gross margins to increase to between 12.8% and 13.2%, with sales, general, and administrative expenses expected in the 7.4% to 7.6% range.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding the Company’s revenue, gross margin and sales, general, and administrative expenses guidance for the third quarter of 2004 are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent annual report on Form 10-K for 2003, and the 2003 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov

Financial tables follow.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands, except share and per share data)

	January 3, 2004	July 3, 2004
ASSETS
Current assets:
Cash	$13,398	$11,985
Trade receivables, net	89,170	115,012
Inventories	127,746	158,631
Resort lot inventory	13,978	8,136
Prepaid expenses	3,029	6,877
Deferred income taxes	33,836	33,555
Total current assets	281,157	334,196

Property, plant, and equipment, net	141,662	140,459
Debt issuance costs net of accumulated amortization of $815, and $1,073, respectively	596	338
Goodwill	55,254	55,254
Total assets	$478,669	$530,247

LIABILITIES
Current liabilities:
Current portion of long-term note payable	$15,000	$15,000
Accounts payable	64,792	92,763
Product liability reserve	20,723	20,806
Product warranty reserve	29,643	33,225
Income taxes payable	3,395	3,369
Accrued expenses and other liabilities	26,373	31,495
Total current liabilities	159,926	196,658

Long-term note payable	15,000	7,500
Deferred income taxes	17,495	17,488
	192,421	221,646

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par, 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,246,143 and 29,388,432 issued and outstanding, respectively	292	294
Additional paid-in capital	54,919	56,333
Retained earnings	231,037	251,974
Total stockholders’ equity	286,248	308,601
Total liabilities and stockholders’ equity	$478,669	$530,247

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Six-Months Ended
	June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004

Net sales	$268,456	$357,774	$542,217	$712,750
Cost of sales	241,108	312,125	481,076	622,618
Gross profit	27,348	45,649	61,141	90,132

Selling, general, and administrative expenses	25,744	26,721	51,393	51,521
Operating income	1,604	18,928	9,748	38,611

Other income, net	137	127	156	213
Interest expense	(779)	(372)	(1,791)	(777)
Income before income taxes	962	18,683	8,113	38,047

Provision for income taxes	380	6,735	3,205	14,176

Net income	$582	$11,948	$4,908	$23,871

Earnings per common share:
Basic	$.02	$.41	$.17	$.81
Diluted	$.02	$.40	$.17	$.80

Weighted average common shares outstanding:
Basic	29,027,603	29,357,514	28,992,255	29,326,855
Diluted	29,469,777	30,013,014	29,405,286	29,990,241

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Six-Months Ended
	June 28, 2003	July 3, 2004

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$4,908	$23,871
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Loss on sale of assets	287	43
Depreciation and amortization	4,677	5,388
Deferred income taxes	2,158	274
Changes in working capital accounts:
Trade receivables, net	11,857	(25,842)
Inventories	14,433	(30,885)
Resort lot inventory	4,261	5,842
Prepaid expenses	80	(3,853)
Accounts payable	(10,659)	27,971
Product liability reserve	169	83
Product warranty reserve	(2,416)	3,582
Income taxes payable	(4,536)	(26)
Accrued expenses and other liabilities	(1,088)	5,122
Net cash provided by operating activities	24,131	11,570

Cash flows from investing activities:
Additions to property, plant, and equipment	(14,272)	(4,110)
Proceeds from sale of assets	1,789	145
Net cash used in investing activities	(12,483)	(3,965)

Cash flows from financing activities:
Book overdraft	5,968	0
Payments on lines of credit, net	(9,628)	0
Payments on long-term notes payable	(8,666)	(7,500)
Debt issuance costs	(301)	0
Dividends paid	0	(2,934)
Issuance of common stock	979	1,416
Net cash used by financing activities	(11,648)	(9,018)

Net change in cash	0	(1,413)
Cash at beginning of period	0	13,398
Cash at end of period	$0	$11,985

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